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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           EDGE TECHNOLOGY GROUP, INC.


     Edge Technology Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of Edge Technology Group, Inc. duly adopted resolutions approving a 4 to 1 reverse stock split and an amendment to the Amended and Restated Certificate of Incorporation of said corporation to reflect such reverse stock split.

     SECOND: That Article Four of the Amended and Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

                                  "ARTICLE FOUR

                                  Capital Stock

          A. The Corporation shall have authority to issue a total of twenty seven million five hundred thousand (27,500,000) shares, consisting of (a) twenty two million five hundred thousand (22,500,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, without par value."

          B. Effective as of 5:00 p.m., Eastern time, on September 1, 2000, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-four without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued and in lieu thereof all fractional shares shall be increased to the next higher whole number of shares."

     THIRD: That in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the holders of all of the majority of the outstanding shares of voting stock of Edge Technology Group, Inc. duly adopted said amendment by written consent.


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     IN WITNESS WHEREOF, Edge Technology Group, Inc. has signed this Certificate of Amendment to be effective upon filing.


                                               EDGE TECHNOLOGY GROUP, INC.


                                               By: /s/ Pierre Koshakji
                                                  ------------------------------
                                               Name:  Pierre Koshakji
                                                     ---------------------------
                                               Title: CEO and President
                                                     ---------------------------